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                                                                    EXHIBIT 99.1

Oct. 2, 2000

ANALYST:  Margaret Nollen  Arthur Shannon
          (713) 767-8707  (713) 767-4646

MEDIA:    John Sousa
          (713) 507-3936
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                DYNEGY TO SELL 10 MILLION SHARES OF COMMON STOCK
                ------------------------------------------------

HOUSTON (OCT. 2, 2000) - Dynegy Inc. (NYSE: DYN) today announced it has agreed to sell 10 million newly issued shares of its Class A Common Stock, subject to Dynegy's inclusion in the Standard & Poor's 500 Stock Index (S&P 500). The shares will be sold through Goldman, Sachs & Co., Banc of America Securities LLC and Lehman Brothers as agents for Dynegy at a price per share equal to today's closing price on the NYSE less a discount of $0.125 per share, excluding commissions.

     The purpose of this offering is to meet a portion of the demand for Dynegy shares as a result of the inclusion of Dynegy in the S&P 500, which is expected to become effective at the close of business today. It is expected that the shares offered will be sold through the company's agents to S&P 500 index funds. This news release is not an offer to sell nor is it the solicitation of an offer to buy any securities. A prospectus for this offering can be obtained from any of the above-mentioned agents.

     Dynegy Inc. is a leading provider of energy and communications solutions to customers in North America, the United Kingdom and Europe. The company's leadership position extends across the entire convergence value chain, from power generation to wholesale and retail marketing and trading of power, gas, coal, emission allowances, and weather derivatives to transportation, gathering and processing.
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